EXHIBIT 23.2




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       Consent of Independent Registered Certified Public Accountants



November 16, 2006

Tian'an Pharmaceutical Co., Ltd.
2/F, No. 18 Building, Huoju Road
East Development Zone
Xi'an, China


     We consent to the inclusion in Amendment No. 4 to the Registration Statement on Form SB-2 of Tian'an Pharmaceutical Co., Ltd., a Nevada corporation, of our report dated June 13, 2006 (except for Note 10 which is dated August 15, 2006) relating to the financial statements of the Company for the years ended December 31, 2005 and 2004 and our report dated November 9, 2006 relating to the financial statements of the Company for the nine months ended September 30, 2006 and 2005.


Very truly yours


/s/ Michael Pollack CPA

Michael Pollack CPA
Cherry Hill, New Jersey